UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 26, 2023

Academy Sports and Outdoors, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39589	85-1800912
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation )	File No.)	Identification No.)

1800 North Mason Road
Katy, Texas 77449
(Address of principal executive offices including Zip Code)

(281) 646-5200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ASO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.
Leadership Changes
In connection with a planned succession process conducted by the Board of Directors (the “Board”) of Academy Sports and Outdoors, Inc. (the “Company”), on April 26, 2023, Ken C. Hicks, President and Chief Executive Officer of Company and Chairman of the Board notified the Board of his decision to transition out of his roles as President and Chief Executive Officer of the Company, effective as of 12:01 a.m. Central Time on June 1, 2023 (the “Transition Time”).
In connection with Mr. Hicks’s transition and as a result of the planned succession process, on April 26, 2023, the Board approved several executive leadership changes that will become effective as of the Transition Time. Specifically, as of the Transition Time, Mr. Hicks will transition to a newly created Executive Chairman role, and Steven (Steve) P. Lawrence, Executive Vice President, Chief Merchandising Officer of the Company, will succeed Mr. Hicks as the Chief Executive Officer of the Company. The Board also appointed Michael P. Mullican, Executive Vice President, Chief Financial Officer of the Company, to succeed Mr. Hicks as the President of the Company, effective as of the Transition Time. In connection with these changes, Samuel J. Johnson, Executive Vice President, Retail Operations of the Company, will assume additional responsibilities for the real estate, construction, and store design functions from Mr. Mullican, as of the Transition Time. Each of Messrs. Lawrence and Mullican will also continue to serve as Chief Merchandising Officer and Chief Financial Officer, respectively, until their respective successors are named, including, if applicable, from and after the Transition Time.
In addition, as of the Transition Time, the Board also increased the size of the Board from nine (9) directors to ten (10) directors, with the one (1) newly created directorship being allocated to Class I. Effective as of the Transition Time, the Board appointed Mr. Lawrence to fill the newly created directorship as a Class I director of the Company and to serve until the Company’s 2024 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier death, resignation, removal, retirement or disqualification.
Mr. Hicks, age 70, has served as the Chairman of the Board and as President and Chief Executive Officer since joining the Company in May 2018. Mr. Hicks has served as a member of the Board since June 2020 and served as a member of the board of managers of New Academy Holding Company, LLC from May 2017 until June 2020. Mr. Hicks previously served as President and Chief Executive Officer at Foot Locker, Inc. from August 2009 until February 2010, and also served as Chairman, President and Chief Executive Officer at Foot Locker, Inc. from February 2010 until November 2014, and as Executive Chairman at Foot Locker, Inc. from December 2014 until May 2015. Currently, Mr. Hicks has served on the board of directors of Avery Dennison Corporation since July 2007. Previously, Mr. Hicks served on the Board of Directors and its Compensation Committee of Whole Foods Market, Inc. from May 2017 until August 2017. He is qualified to serve on the Board due to his board, executive leadership, and management experience related to the retail industry, which includes merchandising, eCommerce, governance, financial, marketing, operations, real estate, sourcing, supply chain, and logistics skills.
Mr. Lawrence, age 55, has served as the Executive Vice President and Chief Merchandising Officer of the Company since joining the Company in February 2019. Prior to joining the Company, Mr. Lawrence was President, Chief Executive Officer, and served on the board of directors at francesca’s from October 2016 to January 2019. From May 2012 to September 2016, he served as Chief Merchandising Officer at Stage Stores. Mr. Lawrence also spent nearly 12 years working in various merchandising leadership roles at J.C. Penney after 10 years at Foley’s. Mr. Lawrence obtained his Bachelor of Business Administration in Finance from the University of Notre Dame. He is qualified to serve on the Board due to his board, executive leadership, and management experience related to the retail industry, which includes merchandising, eCommerce, customer loyalty, governance, financial, marketing, operations, real estate, sourcing, supply chain, and logistics skills.
Mr. Mullican, age 47, has served as the Executive Vice President and Chief Financial Officer of the Company since January 2018. He previously served as the Executive Vice President and General Counsel of the Company from when he joined the Company in February 2017 to January 2018. Prior to joining the Company, Mr.

Mullican served as the Managing Director of Aureus Health Services, a specialty pharmacy owned by Meijer, Inc. Before being named Managing Director at Aureus, Mr. Mullican held several leadership roles at Meijer, including Vice President of Business Development, and Vice President and Assistant General Counsel. Additionally, Mr. Mullican served as Divisional Counsel and Assistant Secretary at Family Dollar Stores, Inc., and Associate General Counsel and Assistant Secretary at Horizon Lines, Inc. Mr. Mullican holds a Bachelor of Arts in Communication from North Carolina State University and a Juris Doctor degree from the University of Chicago Law School.
There are no arrangements or understandings between each of Messrs. Hicks, Lawrence or Mullican and any other person pursuant to which each was appointed as Executive Chairman, Chief Executive Officer and President, respectively. There are no family relationships between each of Messrs. Hicks, Lawrence or Mullican and any director or executive officer of the Company, and there are no transactions involving Messrs. Hicks, Lawrence or Mullican and the Company that require disclosure under Item 404(a) of Regulation S-K.
Amended and Restated Employment Agreements
In connection with this transition, the Compensation Committee of the Board approved, and Mr. Hicks entered into, an amended and restated employment agreement with the Company, Academy Managing Co. LLC and New Academy Holding Company, LLC on April 26, 2023 (the “Hicks A&R Employment Agreement”), the terms of which take effect at the Transition Time. Pursuant to the Hicks A&R Employment Agreement, Mr. Hicks will receive an annual base salary of $700,000 commencing as of the Transition Time. In addition, he will continue to be eligible to participate in the Company’s annual cash bonus plan pursuant to which he will have a target bonus opportunity equal to 120% of his annual base salary (at the base salary rate in effect as of the end of the fiscal year applicable to such annual bonus). This new target bonus opportunity will take effect as of the Transition Time. For fiscal year 2023, Mr. Hicks’s annual bonus will be prorated to account for the change in his target bonus opportunity from its current rate of 175% of his annual base salary to 120% of his annual base salary. The Company may terminate Mr. Hicks’s employment for “cause” (as defined in the Hicks A&R Employment Agreement) immediately or without cause upon at least thirty days’ prior written notice. Mr. Hicks may terminate his employment for any reason upon at least thirty days’ prior written notice. Mr. Hicks’s prior employment agreement provides various special perquisites, which have been eliminated effective as of July 2, 2023 under the Hicks A&R Employment Agreement, and a guaranteed annual equity award with a grant date fair value equal to $4,000,000 with special vesting provisions applicable to his equity awards, which have also been eliminated under the Hicks A&R Employment Agreement. Mr. Hicks is not eligible to receive any severance payments or benefits under the Hicks A&R Employment Agreement.
In connection with this transition, the Compensation Committee of the Board approved, and Messrs. Lawrence and Mullican have each entered into, an amended and restated employment agreement with the Company, Academy Managing Co. LLC and New Academy Holding Company, LLC on April 26, 2023 (together, the “Executive A&R Employment Agreements”), the terms of which take effect at the Transition Time. Pursuant to their respective Executive A&R Employment Agreements, Messrs. Lawrence and Mullican will be entitled to receive an annual base salary of $1,000,000 and $825,000, respectively, commencing as of the Transition Time. In addition, each will continue to be eligible to participate in the Company’s annual cash bonus plan pursuant to which he will have a target bonus opportunity equal to 175% (in the case of Mr. Lawrence) and 140% (in the case of Mr. Mullican) of his annual base salary (at the base salary rate in effect as of the end of the fiscal year applicable to such annual bonus). These percentages represent an increase in their respective target bonus opportunities and such increases will take effect as of the Transition Time. For fiscal year 2023, each of Messrs. Lawrence’s and Mullican’s annual bonus will be prorated to account for the change in his target bonus opportunity from its current rate of 120% of his annual base salary to 175% (in the case of Mr. Lawrence) or 140% (in the case of Mr. Mullican) of his annual base salary.
Under the Executive A&R Employment Agreements, if the Company terminates Mr. Lawrence’s or Mr. Mullican’s employment without “cause” or if Mr. Lawrence or Mr. Mullican resigns for “good reason” (each as defined in the Executive A&R Employment Agreements), then Mr. Lawrence or Mr. Mullican, as applicable, will be eligible to receive the following severance payments and benefits subject to his execution and non-revocation of a release of claims: (i) any unpaid bonus under the Company’s annual cash bonus plan for the fiscal year immediately preceding the fiscal year in which the termination date occurs; (ii) a cash severance payment in an amount equal to the product of (x) two multiplied by (y) the sum of (A) his annual base salary and (B) the average annual bonus paid (or earned, to the extent not yet paid as of the termination date) under the Company’s annual cash bonus plan for the two prior fiscal years; (iii) a pro-rata annual bonus for the year of termination based on the bonus earned for the prior year; (iv) a lump sum payment intended to offset the incremental costs of 24 months of COBRA coverage; and (v) a lump sum payment equal to 24 months of the executive’s basic life insurance premium.
Messrs. Hicks, Lawrence and Mullican are also subject to the following restrictive covenants under the their respective amended and restated employment agreements: (i) confidentiality during and following their period of employment, (ii) irrevocable assignment of all rights of any intellectual property created during employment to the Company, (iii) non-competition during employment and for 24 months following termination, (iv) perpetual non-disparagement covenant, and (v) non-solicitation of employees, no hire, and non-solicitation of customers for 24 months following termination.
The foregoing summaries of the Hicks A&R Employment Agreement and the Executive A&R Employment Agreements do not purport to be complete descriptions of such agreements and are qualified in their entirety by reference to the full text of each such agreement, copies of which are attached hereto as Exhibits 10.1, 10.2, and 10.3 and incorporated herein by reference.
Other Compensatory Changes
In connection with Mr. Johnson’s assumption of additional responsibilities resulting from this transition, the Compensation Committee of the Board approved on April 26, 2023 an increase in his annual base salary to $725,000. This increase will take effect as of the Transition Time.
Mr. Johnson, age 56, has served as the Executive Vice President, Retail Operations since joining the Company in April 2017. Prior to joining the Company, Mr. Johnson spent seven years with hhgregg, Inc., where he most recently served as Chief Retail Officer. While at hhgregg, Inc., he led functions including store operations, customer relations, commercial sales, real estate and visual merchandising. Prior to hhgregg, Inc., he spent more than 20 years in various leadership roles with Sears Holdings Corporation, including Vice President of Small Stores.
Item 7.01    Regulation FD Disclosure
On April 27, 2023, the Company issued a press release announcing the leadership changes described in Item 5.02 above, a copy of which is attached hereto as Exhibit 99.1.
The information contained under this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Ken C. Hicks Amended and Restated Employment Agreement, dated April 26, 2023.
10.2	Steven (Steve) P. Lawrence Amended and Restated Employment Agreement, dated April 26, 2023.
10.3	Michael P. Mullican Amended and Restated Employment Agreement, dated April 26, 2023.
99.1	Press Release, dated April 27, 2023.
104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADEMY SPORTS AND OUTDOORS, INC.

April 27, 2023	By:	/s/	Rene G. Casares
	Name:	Rene G. Casares
	Title:	Senior Vice President, General Counsel and Secretary